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                                                                    EXHIBIT 10.3

                                                                  EXECUTION COPY

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

            This AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made as of June 23, 2004 (the "Effective Date") between Penton Media, Inc., a Delaware corporation (the "Company"), and David Nussbaum ("Executive").

                                   WITNESSETH:

            WHEREAS, the Company and Executive currently are parties to an Employment Agreement, effective as of June 18, 2004 (the "Prior Agreement"), providing certain benefits, and the Company and Executive desire to amend and restate the Prior Agreement; and

            WHEREAS, this Agreement shall supercede and completely replace the Prior Agreement as of the Effective Date.

            NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 5 hereof (the "Employment Period").

2.                Position and Duties.

      (a) During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company and, subject to the management of the business and affairs of the Company at the direction of the Board of Directors of the Company (the "Board"), shall have the normal duties, responsibilities and authority of an executive serving in such position. During the Employment Period, Executive shall also serve as a director of the Company for so long as the Board (or a nominating committee of the Board) nominates him to that position and he is elected to it and as a director of any affiliate of the Company designated by the Board for so long as the Board causes him to be elected to such position.

      (b)         Executive shall report to the Board.

      (c) During the Employment Period, Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods, reasonable periods of illness or other incapacity, and, provided such activities do not have more than a de minimis effect on Executive's performance of his duties under this Agreement, participation in charitable and civic endeavors and management of Executive's personal investments and business interests) to the

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            business and affairs of the Company. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

      (d) Executive shall have offices at the Company's Hasbrouck Heights and New York City offices, and shall perform his duties and responsibilities principally from those locations.

3.                Compensation and Benefits.

      (a) Salary. The Company agrees to pay Executive a salary during the Employment Period, in accordance with the Company's normal salary payment practices. Executive's annual salary for 2004 shall be at a rate of $425,000. The Compensation Committee of the Board (or, if there is no such Committee, the Board) shall review Executive's salary from time to time and in any event no less frequently than annually and may, in its sole discretion, increase it.

      (b)         Bonus(es).

            (i) Signing Bonus. As soon as practicable following the Effective Date, Executive shall receive a lump sum signing bonus in an amount equal to $1,660,928.

            (ii) Annual Bonus. For the 2004 fiscal year and for subsequent fiscal years, Executive will be eligible for an annual bonus (the "Bonus") based on the achievement of specified Company goals (as determined by the Compensation Committee of the Board (or, if there is no such Committee, the Board) with input from Executive). For the 2004 fiscal year, the Bonus shall be in an amount equal to $100,000 (the "Target Bonus") if target performance levels are achieved (the "Target Levels") for fiscal year 2004. The Target Levels may be increased by the Board for subsequent fiscal years. If less than 90% of Target Levels are achieved for any fiscal year, Executive will not be eligible to receive a Bonus for such fiscal year. If 110% or greater of Target Levels are achieved for any fiscal year, the Bonus will be in an amount equal to $200,000 for such fiscal year. If between 90% and 110% of the Target Levels are achieved for any fiscal year, the Bonus will be in an amount equal to the product of (A) the Target Bonus, multiplied by (B) the percentage of the Target Levels achieved for such fiscal year, minus 90%, multiplied by (C) 10.

      (c) Long Term Incentive. Executive shall be granted 30,000 shares of the Company's Series C Preferred Stock as soon as practicable after the Effective Date.

      (d) Expense Reimbursement. The Company shall reimburse Executive for all reasonable expenses incurred by him during the Employment Period in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel,

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            entertainment and other business expenses, subject to the Company's requirements applicable generally with respect to reporting and documentation of such expenses. Executive acknowledges that under the Company's current air travel reimbursement policy, reimbursement is limited to coach fare (plus Executive's cost of any upgrade certificates used to upgrade to first class) on travel within the United States and is limited to business class fare on travel to and from foreign cities.

      (e) Standard Executive Benefits Package. In addition to the salary, bonus(es), long-term incentive and expense reimbursements payable to Executive pursuant to this paragraph, Executive shall be entitled during the Employment Period to participate, on the same basis as other executives of the Company, in the Company's Standard Executive Benefits Package. The Company's "Standard Executive Benefits Package" means those benefits (including insurance, vacation, Company car or car allowance and/or other benefits) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board. Executive shall be entitled to a minimum of four weeks vacation per year.

      (f) Additional Benefits. In addition to participation in the Company's Standard Executive Benefits Package pursuant to this paragraph, Executive shall be entitled during the Employment Period to:

            (i) additional term life insurance coverage in an amount equal to Executive's annual salary; but only if and so long as such additional coverage is available at standard rates from the insurer providing term life insurance coverage under the Standard Executive Benefits Package or from a comparable insurer acceptable to the Company; and

            (ii) supplemental long-term disability coverage in an amount which will increase maximum covered annual compensation to $330,000 and the maximum monthly payments to $18,333; but only if and so long as such supplemental coverage is available at standard rates from the insurer providing long-term disability coverage under the Standard Executive Benefits Package or a comparable insurer acceptable to the Company.

      (g) Indemnification. With respect to Executive's acts or failures to act during the Employment Period in his capacity as a director, officer, employee or agent of the Company, Executive shall be entitled to indemnification from the Company, and to liability insurance coverage (if any), on the same basis as other directors and officers of the Company.

                  In furtherance of the foregoing, the Company shall, during the Employment Period, use its best efforts to obtain and maintain in place Directors and Officers Liability insurance having a combined limit of no less than $1,000,000.00 with insurance carriers licensed to do business in the States of New York and Delaware. In the event a claim is made against

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Executive in his capacity as an officer or director of the Company, the Company agrees that it shall pay any deductible or self insured retention in connection with such policy.

      (h) 2001 Life Insurance Benefits. The Company shall use its best efforts to maintain in effect until the first date (the "Payoff Date") that there is no amount due from Executive to the Company under any Promissory Note in effect on December 11, 2001 issued by Executive to the Company (the "Note"), additional term life insurance coverage in an amount equal to at least $1,070,000. If the Company is unable to maintain such life insurance on behalf of Executive, it shall provide, from its own funds, a lump sum death benefit equal to the term life insurance coverage amount provided for in the preceding sentence, which shall be payable to Executive's designated beneficiary or beneficiaries in the event of Executive's death prior to the Payoff Date.

      (i) 2001 Disability Benefits. The Company shall use its best efforts to maintain in effect until the Payoff Date supplemental long-term disability coverage in an amount equal to at least $1,070,000. If the Company is unable to procure or maintain such supplemental long-term disability coverage on behalf of Executive, it shall provide, from its own funds, a lump sum disability benefit equal to the long-term disability insurance coverage amount provided for in the preceding sentence, which shall be payable to Executive in the event of Executive's disability prior to the Payoff Date.

      (j)         Additional Benefits.

                  (i) The Company shall pay to Executive each year, regardless of whether this Agreement has been terminated, a payment (the "Gross Up Payment") in an amount equal to the total of all income taxes imposed on Executive as a result of
                        (A) the Company's provision of life and disability insurance coverage as set forth in the first sentence of each of paragraphs 3(h) and 3(i) above; (B) imputed income to Executive with respect to the non-accrual of interest on the Note; and (C) the Gross Up Payment; and

                  (ii) The amount of the Gross Up Payment shall be calculated by the Company's independent auditors at the time that such calculation is necessary. The Executive shall provide such information as is reasonably necessary in connection with any such calculation.

      (k) Equity Incentive Plan/Deferred Shares. During the Employment Period, Executive shall be eligible to receive grants of options or other equity awards under the Company's 1998 Equity and Performance Incentive Plan (the "Incentive Plan") at the discretion of the Board. In connection with the execution of this Agreement, the 135,000 Deferred Shares (as defined in the Incentive Plan) granted to Executive on February 3, 2004 shall become immediately vested and nonforfeitable as of the Effective Date and any agreement evidencing such Deferred Shares is hereby amended accordingly.

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4.                Adjustments. Notwithstanding any other provision of this
      Agreement, it is expressly understood and agreed that if there is a significant reduction in the level of the business to which Executive's duties under this Agreement relate, or if all or any significant part of such business is disposed of by the Company and/or its subsidiaries or affiliates during the Employment Period but Executive thereafter remains an employee of the Company, the Compensation Committee of the Board (or, if there is no such Committee, the Board) may make adjustments in Executive's duties, responsibility and authority, and in Executive's compensation, as the Compensation Committee of the Board (or, if there is no such Committee, the Board) deems appropriate to reflect such reduction or disposition.

5.                Employment Period.

      (a) Except as hereinafter provided, the Employment Period shall continue until, and shall end upon, the second anniversary of the date on which the Employment Period begins.

      (b) On each anniversary of the date on which the Employment Period begins, unless the Employment Period shall have ended early pursuant to (c) below or either party shall have given the other party written notice that the extension provision in this sentence shall no longer apply, the Employment Period shall be extended for an additional calendar year.

      (c) Notwithstanding (a) and (b) above, the Employment Period shall end early upon the first to occur of any of the following events:

            (i)   Executive's death;

            (ii) Executive's retirement upon or after reaching age 65 ("Retirement");

            (iii) the Company's termination of Executive's employment on account of Executive's having become unable (as determined by the Board in good faith) to regularly perform his duties hereunder by reason of illness or incapacity for a period of more than six (6) consecutive months ("Termination for Disability");

            (iv) the Company's termination of Executive's employment for Cause ("Termination for Cause");

            (v) the Company's termination of Executive's employment other than a Termination for Disability or a Termination for Cause ("Termination without Cause");

            (vi) Executive's termination of Executive's employment for Good Reason, by means of advance written notice to the Company at least thirty (30) days prior to the effective date of such termination identifying such termination as a Termination by Executive for Good Reason and identifying the Good Reason ("Termination by Executive for Good Reason") (it being expressly

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                  understood that Executive's giving notice that the extension provision in the first sentence of paragraph 5(b) hereof shall no longer apply shall not constitute a Termination by Executive for Good Reason); provided that (A) if the Good Reason identified in such notice is the Good Reason set forth in paragraph 5(e)(ii) hereof, the Company may, at its option, defer the effective date of such termination for up to ninety
                  (90) additional days and (B) if the Good Reason identified in such notice is the Good Reason set forth in paragraph 5(e)(iv) hereof, Executive must give the written notice described in this paragraph no later than the second anniversary of the Change of Control, and such Change of Control shall cease to be a Good Reason if such notice is not given by such second anniversary; or

            (vii) Executive's termination of Executive's employment for any reason other than Good Reason, by means of advance written notice to the Company at least one hundred twenty (120) days prior to the effective date of such termination identifying such termination as a Termination by Executive with Advance Notice ("Termination by Executive with Advance Notice") (it being expressly understood that Executive's giving notice that the extension provision in the first sentence of paragraph 5(b) hereof shall no longer apply shall not constitute a Termination by Executive with Advance Notice).

      (d)         For purposes of this Agreement, "Cause" shall mean:

            (i) the commission by Executive of a felony or a crime involving moral turpitude;

            (ii)  the commission by Executive of a fraud;

            (iii) the commission by Executive of any act involving dishonesty or disloyalty with respect to the Company or any of its subsidiaries or affiliates which harms or damages any of them to any extent;

            (iv) conduct by Executive that brings the Company or any of its subsidiaries or affiliates into substantial public disgrace or disrepute;

            (v) gross negligence or willful misconduct by Executive with respect to the Company or any of its subsidiaries or affiliates;

            (vi) repudiation of this Agreement by Executive or Executive's abandonment of his employment with the Company (it being expressly understood that a Termination by Executive for Good Reason or a Termination by Executive with Advance Notice shall not constitute such a repudiation or abandonment);

            (vii) breach by Executive of any of the agreements in paragraph 8 hereof; or

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           (viii) any other breach by Executive of this Agreement which is material and which is not cured within thirty (30) days (or if more than thirty (30) days is absolutely necessary to cure such breach, within such period of time, not in excess of sixty (60) days, as is absolutely necessary to cure such breach) after written notice thereof to Executive from the Company.

      (e)         For purposes of this Agreement, "Good Reason" shall mean:

            (i) a reduction by the Company in Executive's salary to an amount less than "Executive's Reference Salary" (i.e., Executive's initial salary or, in the event the Employment Period has been extended pursuant to paragraph 5(b) hereof, Executive's salary on the date on which the most recent such extension occurred); or

            (ii) the Company's giving notice that the extension provision in the first sentence of paragraph 5(b) hereof shall no longer apply; or

            (iii) any breach by the Company of this Agreement which is material and which is not cured within thirty (30) days after written notice thereof to the Company from Executive; or

            (iv)  a Change of Control.

      (f) For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following events during the Employment
            Period:

            (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either: (A) the then-outstanding shares of common stock of the Company (the "Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors ("Voting Stock"); provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or a subsidiary of the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or
                  (D) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph
                  (iii) of this paragraph 5(f); or

            (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was

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                  approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

            (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than a majority of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Company Common Stock and Voting Stock of the Company, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company, a subsidiary of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

            (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

6.                Post-Employment Period Payments.

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      (a)         If the Employment Period ends on the date on which (without any extension thereof) it is then scheduled to end pursuant to paragraph 5 hereof, or if the Employment Period ends early pursuant to paragraph 5 hereof for any reason, Executive shall cease to have any rights to salary, bonus (if any), options, expense reimbursements or other benefits other than: (i) any salary which has accrued but is unpaid, any reimbursable expenses which have been incurred but are unpaid, and any unexpired vacation days which have accrued under the Company's vacation policy but are unused, as of the end of the Employment Period, (ii) (but only to the extent provided in any option theretofore granted to Executive or any benefit plan in which Executive has participated as an employee of the Company) any option rights or plan benefits which by their terms extend beyond termination of Executive's employment, (iii) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("COBRA") and (iv) any other amount(s) payable pursuant to the succeeding provisions of this paragraph 6.

      (b) If the Employment Period ends pursuant to paragraph 5 hereof on account of Executive's death, Retirement or Termination for Disability, on account of Executive giving notice that the extension provision in the first sentence of paragraph 5(b) hereof shall no longer apply or on account of a Termination by Executive with Advance Notice, the Company shall make no further payments to Executive except as contemplated in (a)(i), (ii) and (iii) above.

      (c) If the Employment Period ends early pursuant to paragraph 5 hereof on account of Termination for Cause, the Company shall pay Executive an amount equal to that amount Executive would have received as salary (based on Executive's salary then in effect) had the Employment Period remained in effect until the later of the effective date of the Company's termination of Executive's employment or the date thirty days after the Company's notice to Executive of such termination. The Company shall make no further payments to Executive except as contemplated in (a)(i), (ii) and
            (iii) above.

      (d) If the Employment Period ends early pursuant to paragraph 5 hereof on account of a Termination without Cause or a Termination by Executive for Good Reason, the Company shall pay to Executive amounts equal to the amounts Executive would have received as salary (based on Executive's salary then in effect or, if greater, Executive's Reference Salary) had the Employment Period remained in effect for a period of twelve (12) months after the last day of the month in which the Employment Period ends, at the times such amounts would have been paid (in the event Executive is entitled during the payment period to any payments under any disability benefit plan or the like in which Executive has participated as an employee of the Company, less such payments); provided, however, that in the event of Executive's death during the payment period, the Company shall pay any subsequent such amounts to Executive's estate (or such person or persons as Executive may designate in a written instrument signed by him and delivered to the Company prior to his death) or, if so elected by the payee(s) by written notice to the Company within the period of sixty (60) days

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            after the date of Executive's death, shall pay to such payee(s) a lump sum amount equivalent to the discounted present value of such amounts, discounted at the publicly announced reference rate for commercial lending of the Company's principal lending bank in effect at the date of notice to the Company of such election, with said amount to be paid on a date no later than thirty (30) days following the date of notice to the Company of such election. In addition, the Company shall make a lump sum payment to Executive in an amount equal to the Target Bonus. In addition, the Company shall reimburse Executive (net after taxes on the receipt of such reimbursement) for any premiums paid by Executive for health insurance provided to Executive (for Executive and his dependents) by the Company subsequent to the end of the Employment Period pursuant to the requirements of COBRA as in effect on the date of this Agreement. The Company shall make no further payments to Executive except as contemplated in (a)(i), (ii) and (iii) above. It is expressly understood that the Company's payment obligations under this (d) shall cease in the event Executive breaches any of his agreements in paragraph 7 or 8 hereof.

      (e) Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

7. Confidential Information. Executive acknowledges that the information, observations and data obtained by him while employed by the Company pursuant to this Agreement, as well as those obtained by him while employed by the Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement, concerning the business or affairs of the Company or any of its subsidiaries or affiliates or any predecessor thereof (unless and except to the extent the foregoing become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act, "Confidential Information") are the property of the Company or such subsidiary or affiliate. Therefore, Executive agrees that during the Employment Period and for three years thereafter he shall not disclose any Confidential Information without the prior written consent of the Chief Executive Officer of the Company unless and except to the extent that such disclosure is (i) made in the ordinary course of Executive's performance of his duties under this Agreement or (ii) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders), and that he shall not use any Confidential Information for his own account without the prior written consent of the Chief Executive Officer of the Company. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, or to the work product or the business of the Company or any of its subsidiaries or affiliates which he may then possess or have under his control.

8.                Non-Compete, Non-Solicitation.

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      (a)         Executive acknowledges that in the course of his employment with the Company pursuant to this Agreement he will become familiar, and during the course of his employment by the Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement he has become familiar, with trade secrets and customer lists of and other confidential information concerning the Company and its subsidiaries and affiliates and predecessors thereof and that his services have been and will be of special, unique and extraordinary value to the Company.

      (b) Executive agrees that during the Employment Period and for any period following the Employment Period during which the Executive continues to receive payments pursuant to this Agreement, he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or in any other corporation or enterprise or otherwise, engage in or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, any business then actively being conducted by the Company or any of its subsidiaries or affiliates, including, without limitation, the publication or production of any magazine, special issue, catalogue, directory, newsletter, card deck, electronic/internet product, trade show, exhibition or ancillary product.

      (c) Executive further agrees that during the Employment Period and for two years thereafter he shall not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or of any of its subsidiaries or affiliates to quit or abandon his employ.

      (d) Nothing in this paragraph 8 shall prohibit Executive from being: (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than 5% of the outstanding equity securities of any class of a corporation or other entity which is publicly traded, so long as Executive has no active participation in the business of such corporation or other entity.

      (e) If, at the time of enforcement of this paragraph, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

9. Enforcement. Because Executive's services are unique and because Executive has access to Confidential Information and work product, the parties hereto agree that the Company would be damaged irreparably in the event any of the provisions of paragraph 8 hereof were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such

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      provisions and to enforce such provisions specifically (without posting a bond or other security). In the event that the Company initiates legal proceedings to remedy an alleged violation of paragraph 8 by Executive but fails to obtain injunctive or other relief in such action, Executive shall be entitled to reimbursement by the Company for any costs incurred by Executive in defending such legal proceeding.

10. Executive Representations. Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, other than the Prior Agreement, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

11. Survival. Subject to any limits on applicability contained therein, paragraphs 7 and 8 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

12. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

                  Notices to Executive:

                  Mr. David Nussbaum
                  7 The Pines
                  Roslyn Estates, NY 11576

                  with a copy to:

                  Allen Perlstein, Esq.
                  Silverman Perlstein & Acampora LLP
                  100 Jericho Quadrangle
                  Jericho, New York 11753

                  Notices to the Company:

                  Mr. Preston L. Vice
                  Penton Media, Inc.
                  1100 Superior Avenue
                  Cleveland, OH 44114

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

                  with a copy to:

                  Christopher J. Hewitt, Esq.
                  Jones Day
                  North Point
                  901 Lakeside Avenue
                  Cleveland, Ohio  44114

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14. Payment of Certain Costs and Expenses relating to a Change of Control of the Company. In the event that there is a Change of Control of the Company, if the Company thereafter wrongfully withholds from Executive any amount payable to Executive pursuant to this Agreement and Executive obtains a final judgment against the Company for such amount, the Company shall reimburse Executive for any costs and expenses (including without limitation attorneys' fees) reasonably incurred by Executive in obtaining such judgment and shall pay Executive interest on the amount of each such cost or expense from the date of payment thereof by Executive to the date of reimbursement by the Company at a floating rate per annum equal to the publicly announced reference rate for commercial lending of the Company's principal lending bank in effect from time to time.

15. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral (including, without limitation, the Prior Agreement), which may have related to the subject matter hereof in any way.

16. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

17. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any of his or its rights or delegate any of his or its obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company's assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

18. Choice of Law. This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Ohio.

19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          PENTON MEDIA, INC.

Date:    ____________, 2004               By __________________________________
                                              Name:
                                              Title:

Date:    ____________, 2004               _____________________________________
                                            David Nussbaum

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